Exhibit 1.01

Akoustis Technologies, Inc.

Conflict Minerals Report

For The Calendar Year Ended December 31, 2020

This Conflict Minerals Report (this “Report”) of Akoustis Technologies, Inc. for the calendar year ended December 31, 2020 (the “Reporting Period”) is filed in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), and pursuant to the Company’s Specialized Disclosure Report on Form SD (“Form SD”) for the Reporting Period filed with the Securities and Exchange Commission (the “SEC”). The Rule imposes certain reporting and disclosure obligations on SEC registrants for which cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (“conflict minerals”) are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by the registrant.

References in this Report to “Akoustis,” “the Company,” “we,” “our,” or “us” refer to Akoustis Technologies, Inc. and its subsidiary, on a consolidated basis, unless otherwise indicated or the context otherwise requires.

Company and Product Overview

Akoustis is focused on developing, designing, and manufacturing innovative radio frequency (“RF”) filter products for the wireless industry, including for products such as smartphones and tablets, cellular infrastructure equipment, WiFi Customer Premise Equipment (“CPE”), and military and defense communication applications. Located between the device’s antenna and its digital backend, the RF front-end (“RFFE”) is the circuitry that performs the analog signal processing and contains components such as amplifiers, filters and switches. To construct the resonator devices that are the building blocks for its RF filters, the Company has developed a family of novel, high purity acoustic piezoelectric materials as well as a unique microelectromechanical system (“MEMS”) wafer process, collectively referred to as XBAW™ technology. The Company leverages its integrated device manufacturing (“IDM”) business model to develop and sell high performance RF filters using its XBAWTM technology. Filters are critical in selecting and rejecting signals, and their performance enables differentiation in the modules defining the RFFE.

Design of Conflict Minerals Program

Akoustis’ due diligence framework with regards to conflict minerals, which is summarized below, is designed to conform with the Organization for Economic Co-operation and Development (“OECD”) Guidance for Responsible Supply Chains for Minerals from Conflict-Affected and High Risk Areas, and the Supplements on Tin, Tantalum and Tungsten and on Gold.

Step 1- Establish strong company management systems

●	Adopt a Conflict Mineral Policy and make it publicly available on our website. (https://akoustis.com/wp-content/uploads/2020/06/AKOUSTIS-TECHNOLOGIES-Conflict-Minerals-Statement.v2.pdf )
●	Establish an internal conflict minerals process, led by our Vice President of Quality, to implement our Conflict Minerals Policy, which reports program activities to executive management on a regular basis.
●	Establish a confidential hotline to enable employees, suppliers and stakeholders to report any concerns and violations, and for general inquiries.
●	Maintain records relating to our conflict minerals program.

Step 2- Identify and assess risks in the supply chain

●	Utilize the Conflict Minerals Reporting Template (“CMRT”), a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”) to identify smelters and refiners (“SORs”) that process the necessary conflict minerals contained in our products.

●	Survey our supply chain using the CMRT, requesting identified direct suppliers to identify SORs and country of origin of the conflict minerals.
●	Contact suppliers who returned CMRT information with trigger items on which to follow up based on internally defined criteria.
●	Compare our final SORs list against the list of facilities maintained by the Responsible Minerals Assurance Process (“RMAP”) to identify which SORs are conformant to RMAP’s standards.

Step 3- Design and implement a strategy to respond to identified risks

●	Devise a risk management plan to respond to identified risks in the event that Akoustis’ due diligence process identifies smelters in the supply chain sourcing or processing conflict minerals from the Democratic Republic of Congo or adjoining countries (together, the “DRC”), and are not RMAP conformant.
●	Perform risk mitigation efforts by encouraging suppliers to purchase materials from SORs validated as supporting responsible mineral procurement by an independent auditor in conformance with the RMAP assessment protocols.
●	Provide status reports including information on the source and chain of custody of conflict minerals in our supply chain to our senior management regularly, and at least annually.

Step 4- Independent third-party audit of SORs’ due diligence practices

●	As Akoustis does not source directly from conflict minerals processing facilities, we rely on the risk management and due diligence processes of RMI’s RMAP, including the program’s independent third-party audit process.

Step 5- Report annually on supply chain due diligence

●	In accordance with the Rule, Akoustis will file a Form SD and, as applicable, a conflict minerals report with SEC on an annual basis. In accordance with the OECD guidelines and the Rule, this Report is available on our website at www.akoustis.com.

Description of Due Diligence Measures Performed

●	Compared our final SORs list (compiled based on information received from suppliers) against the list of facilities maintained by RMAP to identify which SORs are RMAP conformant or active.
●	Provided status reports including information on the source and chain of custody of conflict minerals in our supply chain to our senior management.

Results of Our Due Diligence Measures

Akoustis uses tin, tantalum, tungsten and gold (“3TG”) in the design and manufacture of certain of its products and is therefore a “downstream” company in the conflict minerals supply chain. Due to the nature of our supply chain, we do not typically have a direct relationship with 3TG SORs. Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and raw materials that are also supplied by other downstream companies in the supply chain. Our due diligence process involves seeking data from our relevant suppliers, and these suppliers seeking similar information from their supply chain in order to identify the sources for the necessary conflict minerals. We rely on the good faith efforts of our supply chain to provide us with reasonable data. We also depend largely on information collected and provided by RMI obtained through its independent third-party audit programs, such as RMAP. We achieved a response rate of 100% for our supply chain survey.

Many of our suppliers sourced 3TG from a variety of upstream sources and provided information to us on an aggregated, company-wide level. Due to the fungible nature of these materials, we understand that these suppliers were unable to trace the 3TG that they source into the products provided to any particular customer (including Akoustis). As a result, our list of SORs may contain more facilities than are actually used in our supply chain.

We compare SORs declared by our suppliers against the list of facilities that are conformant with the RMAP’s standards for responsible mineral procurement and obtain countries of origin information (when available) from RMI. We have identified 100 SORs determined to be legitimate processing facilities by the RMI, of which all 100 have been validated as RMAP conformant.

As reported to us by our relevant suppliers, we have included a list of SORs determined to be legitimate processing facilities by the RMI and the locations of these facilities in Table 1 below.

As previously noted, because of the nature of our supply chain, we do not typically have any direct relationship with 3TG SORs. Therefore, as noted above, we contributed to the improvement of SOR diligence practices by working through our supply chain and RMI.

Ongoing Improvement Efforts

For the next reporting period, we intend to continue taking steps to further mitigate the risk that conflict minerals that are necessary to the functionality or production of our products finance or benefit armed groups in the DRC.

These steps include:

a.	work with relevant suppliers to update their conflict minerals reporting template using the latest CMRT, and verify the identified smelters with the latest RMI’s updated RMI list;
b.	continue to refine our conflict minerals program to improve our reasonable due diligence measures in our effort to determine the source and chain of custody of conflict minerals;
c.	work with suppliers and others on industry-wide solutions to enable products that are DRC conflict free; and
d.	extend RCOI and due diligence measures to any entities and businesses acquired in the future.

Table of Conflict Minerals Processing Smelters or Refiners

Set forth in the table below is a list of the 100 SORs identified by our suppliers as possibly being used to process 3TG. RMAP statuses set forth in the lists below are based on information provided by RMI as of May 1, 2021. Our efforts to determine the mine or location of origin of our necessary conflict minerals are set forth above in “Description of Due Diligence Measures Performed” and “Results of Our Due Diligence Measures”.

Table 1: Smelters and Refiners

Metal	Smelter Name	Smelter Country	RMI Smelter Identification
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259

Metal	Smelter Name	Smelter Country	RMI Smelter Identification
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Dowa	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Allgemeine Gold-un Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Aurubis AG	GERMANY	CID000113
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Istanbul Gold Refinery	TURKEY	CID000814

Metal	Smelter Name	Smelter Country	RMI Smelter Identification
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	PAMP S.A.	SWITZERLAND	CID001352
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Gold	Royal Canadian Mint	CANADA	CID001534
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917

Metal	Smelter Name	Smelter Country	RMI Smelter Identification
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
Tantalum	FIR Metals & Resources Ltd.	CHINA	CID002505
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM	CID002543
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649

Metal	Smelter Name	Smelter Country	RMI Smelter Identification
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Tin	Thaisarco	THAILAND	CID001898
Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539